SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 15, 2003

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

LCNB Corp. issued a press release on January 15, 2003 announcing their 2002 year end earnings.

Item 7. Financial Statements and Exhibits

(a)  Exhibits

99.1

Press Release dated January 15, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: January 15, 2003	By: /s/Steve P. Foster
Steve P. Foster Chief Financial Officer

Exhibit 99.1

Press Release

January 15, 2003

LCNB CORP. REPORTS ANNUAL EARNINGS

LCNB Corp. today announced 2002 earnings of $6,540,000, or $3.79 per share, compared to $6,067,000, or $3.43 per share, for 2001.  Return on average assets for 2002 was 1.32%, compared to 1.30% for 2001, and return on average equity was 13.00%, compared to 12.50% for 2001.

Fueling the 7.80% growth in earnings was a $1,669,000 increase in net interest income, from $17,824,000 for 2001 to $19,493,000 for 2002.  LCNB’s earnings were positively influenced by continued, historically low market rates.  The net interest margin (tax-equivalent net interest income divided by average interest-earning assets) improved from 4.28% for 2001 to 4.39% for 2002.

During August, 2002, LCNB paid in full $4.0 million in long-term debt bearing an average interest rate of 7.72%, which otherwise would have been due in June, 2004 and June, 2005.  The prepayment fees on the early payoffs totaled approximately $425,000, which is included in non-interest expenses in the consolidated statements of income.  To negate the financial impact of the prepayment fees, LCNB sold $17.7 million of U.S. Agency securities bearing an average coupon rate of 5.24% during August and recorded a gain of $408,000 from the sales.  At approximately the same time as the sales, LCNB purchased securities totaling $19.9 million and bearing an average tax-equivalent coupon rate of 4.94%.  These transactions were consummated to improve projected net interest margin.  LCNB’s remaining debt of $6.0 million in long-term notes has an average interest rate of 4.52%.

Excluding net gains on sales of securities, non-interest income for 2002 was $5,194,000, or $369,000 greater than for 2001.  The increase is primarily the result of increased activity in the real estate mortgage loan secondary market and increased service charges on deposit accounts.

Non-interest expenses for 2002 totaled $15,280,000, not including the $425,000 of prepayment fees.  This is $1,358,000 greater than non-interest expenses for 2001.  Salary and benefit costs increased $694,000 partially due to increased staffing to support the opening of a new office in September, 2001 and partially due to normal salary and wage increases.  Another $263,000 represents the one-time costs caused by LCNB’s conversion to a new core computer system.  The balance of the increase is primarily due to increased depreciation charges from new facilities, furniture, and computer equipment and rental costs of a new phone system.

Total assets increased $26.3 million, from $480.5 million at the end of 2001 to $506.8 at the end of 2002.  Growth was generated by a $27.4 million influx in deposits.  Stephen P. Wilson, president and CEO of LCNB Corp., commented on the deposit growth:  “One component of the increase in deposits was the long-held belief that LCNB is a safe haven for money during troubling financial times.  With many people concerned about the nation’s sluggish economy, saving seemed more appealing than investing or spending.  This reliance on the bank’s strength has existed during our 125-year history and reflects the high esteem in which we are held.  Our reputation of being a strong institution is a treasured asset we should guard and appreciate.”

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are Lebanon Citizens National Bank, with eighteen offices located in Warren, Butler, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.

Additional information about LCNB Corp. and information about products and services offered by Lebanon Citizens National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB Corp. disclaims any intent or obligation to update such forward-looking statements.

LCNB Corp. and Subsidiaries

Financial Highlights

For the years ended December 31,

(Dollars in thousands, except per share amounts)

   %

2002

2001

Change

Income Statement

Interest income

$ 30,163

32,164

-6.22%

Interest expense

10,670

14,340

-25.59%

  Net interest income

19,493

17,824

9.36%

Provision for loan losses

348

237

46.84%

  Net interest income after provision

19,145

17,587

8.86%

Non-interest income

5,623

4,842

16.13%

Non-interest expense

15,705

13,922

12.81%

  Income before income taxes

9,063

8,507

6.54%

Provision for income taxes

2,523

2,440

3.40%

  Net income

$  6,540

6,067

7.80%

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Basic earnings per common share

$   3.79

3.43

10.50%

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Dividends per common share

$  2.025

1.85

9.46%

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Balance Sheet

Securities and stock

$139,049

101,382

37.15%

Loans, net

322,832

325,165

-0.72%

Total assets

506,751

480,435

5.48%

Total deposits

442,221

414,772

6.62%

Long-term debt

6,253

12,306

-49.19%

Total shareholders’ equity

51,930

49,507

4.89%

Book value per share

$30.17

$28.08

7.44%

Selected Financial Ratios

Return on average assets

1.32%

1.30%

1.54%

Return on average equity

13.00%

12.50%

4.00%

Equity to assets ratio

10.25%

10.30%

-0.49%

Dividend payout ratio

53.43%

53.94%

-0.95%

Net interest margin

4.39%

4.28%

2.57%

Assets Under Management

LCNB Corp. total assets

$506,751

480,435

5.48%

Trust and investments *

119,263

109,456

8.96%

Mortgage loans serviced

36,592

23,734

54.18%

Business cash management *

16,668

26,163

-36.29%

Brokerage accounts *

3,639

______-

NA

Total assets managed

$682,913

639,788

6.74%

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*   at fair market value

NA  not applicable

Dividend Growth

[CHART ATTACHED IN PDF FORMAT]